Exhibit 99.2

Contacts Celera Genomics
Media & Investors	European Media and Investors
Rob Bennett	David Speechly, Ph.D.
240.453.3990	(+)44.162.273.9150
robert.bennett@celera.com	david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

ROCKVILLE, MD – July 28, 2004 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $5.8 million, or $0.08 per share, for the fourth quarter of fiscal 2004 ended June 30, 2004, compared to a net loss of $19.4 million, or $0.27 per share, for the fourth quarter of fiscal 2003. The fourth quarter fiscal 2004 results included a $24.8 million pre-tax gain associated with the sale of our investment in Discovery Partners International, Inc. (NASDAQ:DPII) and a non-cash pre-tax charge of $18.1 million, representing the estimated loss on the planned sale of Celera Genomics’ Rockville, MD facility. These items reduced the loss by $0.06 per share. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“Celera Genomics met the financial and scientific goals we established a year ago. The team advanced our internal therapeutic programs and established Targeted Medicine collaborations,” said Tony L. White, Chief Executive Officer, Applera Corporation. “These collaborations leverage our discoveries and technology platforms. With these relationships, expanded drug development capabilities, an advancing pipeline and substantial financial resources, Celera Genomics is positioned for further success.”

“The last several months have been a period of significant progress. We expanded our product development opportunities from our discoveries by creating relationships with recognized technology and market leaders,” said Kathy Ordoñez, President, Celera Genomics. “In addition, we received a clinical milestone payment from Merck related to a potential treatment for osteoporosis. Our organization is focused on advancing our most promising unpartnered small molecule programs into clinical trials.”

Over the last year, Celera Genomics has evaluated potential relationships to advance its Targeted Medicine strategy and its proteomics discoveries. It recently announced three strategic collaborations:

•	Celera Genomics entered into an agreement with Abbott Laboratories that encompasses the development of therapeutic antibodies and small molecule drugs against cell-surface proteins over-expressed in cancer. Abbott brings to the collaboration a full range of research technologies, including expertise in target validation, as well as development and commercialization capabilities.

•	Celera Genomics and Seattle Genetics are seeking to discover and develop antibody-based therapies for cancer. Products developed under this relationship may include either monoclonal antibodies or antibodies linked to potent cell-killing payloads, which are based on Seattle Genetics’ proprietary antibody-drug-conjugate (ADC) technology.

•	Celera Genomics, Celera Diagnostics and General Electric announced a joint research collaboration that will initially support GE’s development of novel diagnostic imaging agents for cancer. These agents are intended to selectively target cell surface proteins that Celera Genomics has associated with cancer.

Celera Genomics reported the development of novel inhibitors of histone deacetylase (HDAC) which exhibit in vivo efficacy in xenograft models of cancer. Its scientists, in collaboration with researchers at Syrrx, recently published the first x-ray crystal structure of an HDAC. Celera Genomics is independently applying this structural information to design additional HDAC inhibitors.

Ms. Ordoñez added, “Scientific synergy between Celera Genomics and Celera Diagnostics is an important element of our Targeted Medicine strategy. Celera Genomics plans to work with Celera Diagnostics to expand its proteomics research beyond cell surface proteins to identify additional protein biomarkers in serum and tissue that are associated with cancer.”

Financial Results

For the fourth quarter of fiscal 2004, revenues decreased to $12.4 million from $21.5 million for the same quarter of fiscal 2003, primarily as a result of the continuing expiration of Online/Information Business customer agreements. R&D expenses increased to $29.4 million from $28.5 million in the same quarter last year, due primarily to increased expenditures to support preclinical development activities and the hiring of additional therapeutic research and development personnel. These increases were partially offset by lower Online/Information Business R&D expenses. Net interest income for the period decreased to $2.5 million, compared to $3.2 million in the prior year period, due to lower interest rates, and to a lesser extent, lower cash and short-term investment balances.

At June 30, 2004, the Group’s cash and short-term investments were approximately $746 million, compared to approximately $739 million at March 31, 2004. During the recently completed quarter, Celera Genomics received net proceeds of approximately $32 million from the sale of its investment in DPII. For fiscal 2004, Celera Genomics’ cash and short-term investments decreased by approximately $57 million. During fiscal 2004, Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture was approximately $24 million.

For fiscal 2004, Celera Genomics reported a net loss of $57.5 million, or $0.79 per share, compared to a net loss of $81.9 million, or $1.15 per share, for fiscal 2003. R&D expenses for the year decreased to $104.6 million from $120.9 million in the prior year, due primarily to the wind-down of the Applera Genomics Initiative and cost reductions in the Online/Information Business. These reductions were partially offset by higher therapeutic R&D expenditures. Revenues were $60.1 million, compared to $88.3 million for the prior fiscal year, due primarily to the continued expiration of Online/Information Business customer agreements. Fiscal 2004 results included the pre-tax charge related to the Rockville facility mentioned above. Other income (expense) for fiscal 2004 included the gain associated with the sale of the DPII investment mentioned above, while fiscal 2003 included a $15.1 million non-cash charge associated with Celera Genomics’ equity method investment in DPII. This charge represented Celera Genomics’ share of a charge for the impairment of goodwill and other long-term assets recorded by DPII. Net interest income for fiscal 2004 decreased to $10.8 million, compared to $16.9 million in the prior year, due to the factors noted above.

Celera Genomics Outlook

Celera Genomics intends to continue to advance its most promising programs toward IND filings and clinical trials. In support of its recently established collaborations, Celera Genomics expects to continue to identify and validate additional targets within its four ongoing proteomic oncology programs. Celera Genomics also plans to initiate at least one new proteomics study during fiscal 2005, including a study to identify diagnostic protein markers associated with cancer.

The fiscal 2005 financial outlook for Celera Genomics is as follows:

•	Cash Use: Celera Genomics’ net cash use is expected to be between $135 and $150 million, including an anticipated $16 to $20 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. The impact of lower Online/Information Business revenues and operating profit and higher R&D expenses should be partially offset by lower losses and cash demands related to Celera Diagnostics. This outlook includes cash required to retire the remaining $6 million in principal amount of outstanding 8% senior secured convertible notes assumed in connection with the acquisition of Axys Pharmaceuticals that will mature on October 1, 2004. This outlook excludes any potential proceeds from the sale of the Rockville facility.

•	Expenses: The Group anticipates R&D expenses to be in the range of $110 to $125 million, and SG&A expenses to be in the range of $25 to $30 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $28 to $35 million.

•	Revenue: Celera Genomics anticipates revenues will continue to trend downward to a range of $25 to $30 million due to the continuing expiration of Online/Information Business customer agreements.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. In June 2002, Celera Diagnostics and Abbott Laboratories announced a long-term strategic alliance to develop, manufacture and market a broad range of in vitro molecular diagnostic products, including third party products brought into the alliance. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to Abbott.

For the fourth quarter of fiscal 2004, end-user alliance sales for all products, sold primarily by Abbott, increased to $12.2 million from $9.1 million in the same quarter last year. This increase was primarily due to higher demand for products sourced during fiscal 2004 from third parties, including products for HLA typing, and infectious disease testing products. During the recently completed quarter, end-user sales of products manufactured by Celera Diagnostics, which are sold primarily by Abbott, were $8.7 million, unchanged from the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $8.7 million, compared to $15.4 million in the same quarter last year. This decrease was primarily due to higher revenue and gross margin, and lower R&D expenses. Reported revenues increased to $9.7 million, compared to $5.6 million in the same quarter last year. Reported revenues for the recent quarter consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues from Cepheid. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $5.4 million in the quarter, compared to $16.1 million in the fourth quarter of fiscal 2003. This improvement was due to lower pre-tax losses and reduced working capital requirements.

For fiscal 2004, end-user alliance sales of all products sold primarily by Abbott increased to $45.9 million from $20.5 million in fiscal 2003. The prior year results do not include $3.9 million of end-user sales of products manufactured by Celera Diagnostics and sold by Applied Biosystems during the fiscal first quarter of 2003. End-user sales of products manufactured by Celera Diagnostics and sold primarily by Abbott increased to $38.0 million from $23.4 million during the prior year. These increases were primarily due to increased demand for cystic fibrosis ASRs. Pre-tax losses decreased to $42.0 million from $51.2 million during the prior year. Reported revenues increased to $36.7 million from $20.8 million in fiscal 2003. Net cash used for the year was $43.3 million, compared to $59.4 million in fiscal 2003.

“During fiscal 2004, Celera Diagnostics reduced its pre-tax losses and cash requirements and advanced its discovery research and product development programs through the strategic alliance with Abbott,” said Kathy Ordoñez, President, Celera Diagnostics. “To sustain our drive toward profitability, we are focused on growing sales within our existing alliance product portfolio, developing new technology-related revenue opportunities, and commercializing new products. Our new relationships with Merck and Cepheid represent the type of technology-related revenue opportunities we may pursue in the future.”

Celera Diagnostics and Merck & Co., Inc. today announced an agreement to identify novel targets for drug discovery and diagnostic markers related to Alzheimer’s disease. Celera Diagnostics will retain rights for diagnostic applications for discoveries from the studies. Merck will fund discovery research at Celera Diagnostics related to this collaboration. In addition, Merck will make milestone payments and pay royalties for pharmaceutical products Merck develops and advances toward commercialization as a result of this study.

As mentioned above, Celera Diagnostics entered into a research collaboration with Celera Genomics and General Electric intended to accelerate the discovery and development of new products for Targeted Medicine.

During June 2004, Celera Diagnostics and Applied Biosystems announced a patent license agreement with Cepheid relating to real-time thermal cycler instruments for research, diagnostics and other applications. Cepheid will pay Applera a license fee of $11.5 million over a two-year period, a majority of which relates to diagnostic rights and will be recorded by Celera Diagnostics, as well as ongoing royalties on sales of products incorporating the licensed intellectual property.

Over the last three months, Celera Diagnostics and its collaborators described scientific findings from a number of disease association studies that have both diagnostic and therapeutic implications:

•	Celera Diagnostics presented data linking a variation in the gene PTPN22 to a two-fold increase in risk for rheumatoid arthritis (RA) during a scientific session at the Annual European Congress of Rheumatology (EULAR). In addition, The American Journal of Human Genetics published a paper describing this discovery.

•	Celera Diagnostics and its collaborators presented additional findings related to the risk of myocardial infarction (MI) at the International Vascular Biology meeting in June 2004. Its scientists are working with Quest Diagnostics and other collaborators to identify the most informative constellation of markers associated with MI. Presentation of additional results is expected this fall.

•	Additional scientific presentations described other study results at Celera Diagnostics, including the identification of novel mutations associated with risk of stroke and Alzheimer’s disease, and gene expression patterns to predict interferon responsiveness in hepatitis C patients.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association research portfolio and its medical utility studies to create value from diagnostic testing. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott Laboratories are anticipated to be in range of $60 to $70 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing, and some contribution from new alliance product sales.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	12:00 noon
•	Celera Genomics Group	12:15 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 28 until August 8, 2004. Interested parties should call 706.645.9291 and enter conference ID 8716436.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group (NYSE:ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) uncertain outcome of Merck’s clinical program related or of future regulatory submissions related to the Cathepsin K inhibitor; (18) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (19) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (20) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (21) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright © 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

	(Unaudited)
	Three months ended		Twelve months ended
	June 30,		June 30,

	2004	2003	2004	2003

Net revenues	$12.4	$21.5	$60.1	$88.3
Costs and expenses
Cost of sales	2.5	4.0	10.8	14.1
Research and development	29.4	28.5	104.6	120.9
Selling, general and administrative	6.6	8.3	29.2	30.2
Amortization of intangible assets	0.7	0.7	2.9	5.9
Asset impairments	18.1		18.1

Operating loss	(44.9)	(20.0)	(105.5)	(82.8)
Gain (loss) on investments, net	24.8		24.3	(0.3)
Interest income, net	2.5	3.2	10.8	16.9
Other income (expense), net	0.5	0.4	1.9	(16.9)
Loss from joint venture	(8.7)	(15.4)	(42.0)	(51.2)

Loss before income taxes	(25.8)	(31.8)	(110.5)	(134.3)
Benefit for income taxes	20.0	12.4	53.0	52.4

Net loss	$(5.8)	$(19.4)	$(57.5)	$(81.9)

Net loss per share
Basic and diluted	$(0.08)	$(0.27)	$(0.79)	$(1.15)

Average common shares outstanding
Basic and diluted	72,820,000	71,938,000	72,517,000	71,532,000

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$460.5	$12.4	$9.7		$(3.0)	$479.6
Cost of sales	216.0	2.5	4.7		(2.1)	221.1

Gross margin	244.5	9.9	5.0		(0.9)	258.5
Selling, general and administrative	117.5	6.6	3.6			127.7
Research, development and engineering	56.4	29.4	10.1		(1.1)	94.8
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	18.1	18.1				36.2

Operating income (loss)	52.5	(44.9)	(8.7)		0.2	(0.9)
Gain on investments, net	0.1	24.8				24.9
Interest income, net	2.9	2.5				5.4
Other income (expense), net	0.7	0.5				1.2
Loss from joint venture		(8.7)			8.7

Income (loss) before income taxes	56.2	(25.8)	(8.7)		8.9	30.6
Provision (benefit) for income taxes	15.7	(20.0)		a	0.6	(3.7)

Income (loss) from continuing operations	40.5	(5.8)	(8.7)		8.3	34.3
Income from discontinued operations, net of income taxes	10.6					10.6

Net income (loss)	$51.1	$(5.8)	$(8.7)		$8.3	$44.9

Income (loss) from continuing operations per share
Basic	$0.20	$(0.08)
Diluted	$0.20	$(0.08)
Income from discontinued operations per share
Basic	$0.06	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.26	$(0.08)
Diluted	$0.25	$(0.08)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$432.9	$21.5	$5.6		$(4.1)	$455.9
Cost of sales	212.1	4.0	4.4		(2.2)	218.3

Gross margin	220.8	17.5	1.2		(1.9)	237.6
Selling, general and administrative	98.8	8.3	3.1			110.2
Research, development and engineering	58.2	28.5	13.5		(2.2)	98.0
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	(4.3)					(4.3)

Operating income (loss)	68.1	(20.0)	(15.4)		0.3	33.0
Loss on investments, net	(0.2)					(0.2)
Interest income, net	3.4	3.2				6.6
Other income (expense), net	25.5	0.4				25.9
Loss from joint venture		(15.4)			15.4

Income (loss) before income taxes	96.8	(31.8)	(15.4)		15.7	65.3
Provision (benefit) for income taxes	0.7	(12.4)		a	(2.4)	(14.1)

Net income (loss)	$96.1	$(19.4)	$(15.4)		$18.1	$79.4

Net income (loss) per share
Basic and diluted	$0.46	$(0.27)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,741.1	$60.1	$36.7		$(12.7)	$1,825.2
Cost of sales	835.4	10.8	20.1		(7.8)	858.5

Gross margin	905.7	49.3	16.6		(4.9)	966.7
Selling, general and administrative	439.0	29.2	14.7			482.9
Research, development and engineering	233.8	104.6	43.9		(5.2)	377.1
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	23.7	18.1				41.8

Operating income (loss)	209.2	(105.5)	(42.0)		0.3	62.0
Gain on investments, net	11.2	24.3				35.5
Interest income, net	12.0	10.8				22.8
Other income (expense), net	7.3	1.9				9.2
Loss from joint venture		(42.0)			42.0

Income (loss) before income taxes	239.7	(110.5)	(42.0)		42.3	129.5
Provision (benefit) for income taxes	67.4	(53.0)		a	0.1	14.5

Income (loss) from continuing operations	172.3	(57.5)	(42.0)		42.2	115.0
Income from discontinued operations, net of income taxes	10.6					10.6

Net income (loss)	$182.9	$(57.5)	$(42.0)		$42.2	$125.6

Income (loss) from continuing operations per share
Basic	$0.84	$(0.79)
Diluted	$0.83	$(0.79)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.89	$(0.79)
Diluted	$0.88	$(0.79)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,682.9	$88.3	$20.8		$(14.8)	$1,777.2
Cost of sales	833.5	14.1	11.3		(9.3)	849.6

Gross margin	849.4	74.2	9.5		(5.5)	927.6
Selling, general and administrative	393.1	30.2	11.7			435.0
Research, development and engineering	238.4	120.9	49.0		(6.7)	401.6
Amortization of intangible assets		5.9				5.9
Employee-related charges, asset impairments and other	20.0					20.0

Operating income (loss)	197.9	(82.8)	(51.2)		1.2	65.1
Loss on investments, net	(2.3)	(0.3)				(2.6)
Interest income, net	12.7	16.9				29.6
Other income (expense), net	30.4	(16.9)				13.5
Loss from joint venture		(51.2)			51.2

Income (loss) before income taxes	238.7	(134.3)	(51.2)		52.4	105.6
Provision (benefit) for income taxes	39.1	(52.4)		a	0.4	(12.9)

Income (loss) from continuing operations	199.6	(81.9)	(51.2)		52.0	118.5
Loss from discontinued operations, net of income taxes	(16.4)					(16.4)

Net income (loss)	$183.2	$(81.9)	$(51.2)		$52.0	$102.1

Income (loss) from continuing operations per share
Basic	$0.96	$(1.15)
Diluted	$0.95	$(1.15)
Loss from discontinued operations per share
Basic and diluted	$(0.08)	$—
Net income (loss) per share
Basic	$0.88	$(1.15)
Diluted	$0.87	$(1.15)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.